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                                                                     EXHIBIT 5.1


                   [Paul, Weiss, Rifkind, Wharton & Garrison]


                                  June 21, 2001




Emmis Communications Corporation
One Emmis Plaza, 7th Floor, 40 Monument Circle
Indianapolis, Indiana 46204

                        Emmis Communications Corporation
                       Registration Statement on Form S-4

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Emmis Communications Corporation, an Indiana corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on May 25, 2001, and as amended on June 21, 2001, under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act, we have been requested to render our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the Company's $370,000,000 aggregate principal amount at maturity 12 1/2% Senior Discount Notes due 2011 (the "Exchange Notes"). Capitalized terms used and not otherwise defined in this opinion have the respective meanings given them in the Registration Statement.

         The Exchange Notes are to be offered in exchange for the Company's outstanding $370,000,000 aggregate principal amount at maturity 12 1/2% Senior Discount Notes due 2011 (the "Initial Notes"). The Initial Notes were issued under the Indenture (the "Indenture"), dated as of March 27, 2001, between Emmis Escrow Corporation ("Emmis Escrow") and The Bank of Nova Scotia Trust Company of New York, as trustee (the "Trustee"). The Initial Notes will be assumed by the Company pursuant to the Supplemental Indenture (the "Supplemental Indenture") by and among the Company, Emmis Escrow and the Trustee.

         In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

         (i) the Registration Statement (including its exhibits);

         (ii) the Indenture, including as an exhibit thereto the form of Note, included as Exhibit 4.1 to the Registration Statement;

         (iii) the form of Supplemental Indenture (the "Form of Supplemental Indenture"), included as Exhibit 4.3 to the Registration Statement; and

         (iv) the Registration Rights Agreement included as Exhibit 4.2 to the Registration Statement.

         In addition, we have examined such certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinion expressed below.

         In our examination of the documents and in rendering the opinion set forth below, we have assumed, without independent investigation, (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents, the authenticity of all the latter documents and the legal capacity of all individuals who have executed any of the documents which we examined, (ii) the enforceability of any of the Documents against any party (other than the Company), (iii) the Company is duly incorporated and in good standing under the laws of its jurisdiction of incorporation, (iv) that the Company has taken all necessary corporate action to authorize the Documents and the transactions provided for in them and that each Document has been duly authorized, executed and delivered by the Company, (v) that the execution and delivery by the parties of each Document and the consummation by each party of the transactions contemplated thereby do not, and the execution and delivery of the Supplemental Indenture and the consummation by each party of the transactions contemplated thereby will not, violate or result in a breach of or default under the party's certificate or articles of incorporation or by-laws, or any applicable or any Indiana law, (vi) that the Exchange Notes will be issued as described in the Registration Statement, (vii) that the Indenture was, and Supplemental Indenture will be, duly authorized, executed and delivered by the
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parties to them, (viii) that the Exchange Notes will be in substantially the form attached to the Indenture and that any information omitted from any such form will be properly added, (ix) that the Exchange Notes will be duly authorized, executed and delivered by the Company and (x) that the Supplemental Indenture will be in substantially the form of the form of Supplemental Indenture filed as Exhibit 4.3 to the Registration Statement. With regard to assumptions (iv), (v), (vii) and (ix), we refer you to the opinion of Bose McKinney & Evans LLP, counsel to the Company, filed as Exhibit 5.2 to the Registration Statement. We have relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and officers of the Company.


         Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth in this letter, we are of the opinion that when duly issued, authenticated and delivered in accordance with the terms of the Indenture, the Exchange Notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

         The foregoing opinion is subject to the qualification that the enforceability of the Indenture, the Supplemental Indenture and the Exchange Notes may be (i) subject to bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity), including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing.

         The opinion expressed in this letter is limited to the laws of the State of New York. The opinion is rendered only with respect to the laws, and the rules, regulations and orders under them that are currently in effect. Except as set forth herein, this letter is not to be relied upon by any other person without our prior written authorization.

         We consent to the use of our name in the Registration Statement and in the prospectus in the Registration Statement as it appears in the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations under the Act.


                                Very truly yours,


                    Paul, Weiss, Rifkind, Wharton & Garrison